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Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:
Nina Piccinini
eSoft, Inc.
303-444-1600 x3255
ninap@esoft.com
303-883-6397 (mobile)

eSoft Announces Cost Cutting Initiatives

        BROOMFIELD, CO—May 30, 2002—eSoft®, Inc. (OTC Bulletin Board: ESFT) today announced a series of initiatives which the Company believes will enable it to reduce its cost structure by streamlining operating expenses. Key elements include a reduction of its workforce by approximately 25-30%, savings realized due to automation of the SoftPak Director process, and an overall reduction of various operating expenses due to the completion of several projects. The Company believes that these initiatives will significantly reduce its cash burn rate beginning in the third quarter of 2002.

        The Company anticipates a one-time charge of about $100,000 in relation to the severance costs associated with the elimination of personnel.

About eSoft, Inc.

        eSoft is pioneering solutions for comprehensive Internet security that reduce the cost and complexity of managing a secure communications Infrastructure. eSoft delivers next-generation Internet security appliances that integrate all of the security tools and services organizations need on one extensible platform. With services like anti-virus, centralized VPN management, web-filtering and more, eSoft appliances effectively drive down the lifetime cost for complete Internet security by eliminating the need to grow-out networks with additional hardware and software platform. eSoft is headquartered in Broomfield, CO and trades on the OTC Bulletin Board exchange under the ticker symbol ESFT. For more information, contact eSoft at 295 Interlocken Blvd, #500 Broomfield, Colo., 80021, USA Phone 303-444-1600, Fax 303-444-1640, www.esoft.com or pr@esoft.com.

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        eSoft, SoftPak Director, SoftPak, InstaRak and InstaGate are all trademarks and/or service marks of eSoft. All other trademarks or registered trademarks are the property of their respective owners.

        This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements often can be identified by the use of terms such as "may," "will," "expect," "believe," "project," "estimate" or words of similar meaning. Readers should not place undue reliance on these forward-looking statements, and eSoft will not necessarily update these statements to reflect subsequent developments. In addition, these forward-looking statements are subject to risks, uncertainties and important factors that may cause actual results to differ materially from those anticipated. These factors include adverse economic conditions, entry of new and stronger competitors, inadequate capital, unexpected costs, failure to gain product approval in foreign countries, failure to capitalize upon access to new markets, the possibility that a competitor will develop a more comprehensive or less expensive Internet security appliance solution and delays in the market awareness of eSoft and its products. Readers should review these factors and others, which are discussed in reports that eSoft files with the Securities and Exchange Commission. Please note that these projections are based on the current business assumptions of eSoft management, in particular assumptions have been made related to the acceptance and orders for our family of products and the gross margins that we expect to realize on these products. eSoft is also subject to general market and economic conditions.

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  Exhibit 99.1
eSoft Announces Cost Cutting Initiatives